Exhibit 3.2

ARTICLES OF AMENDMENT

OF

BAY BANKS OF VIRGINIA, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.    The name of the corporation is Bay Banks of Virginia, Inc. (the “Corporation”).

2.    The Corporation’s Articles of Incorporation are hereby amended by deleting the first paragraph of Article III thereof in its entirety and substituting the following in its place:

“The Corporation shall have authority to issue thirty million (30,000,000) shares of Common Stock, par value $5.00 per share, and two million (2,000,000) shares of Preferred Stock, par value $5.00 per share. The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:”

3.    The foregoing amendment was adopted on March 15, 2017.

4.    (a) The amendment was duly adopted by the Board of Directors of the Corporation (the “Board”) on November 2, 2016, and submitted to the shareholders of the Corporation by the Board in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, at a special meeting of the shareholders of the Corporation held on March 15, 2017 (the “Special Meeting”).

(b)    The only voting group of the Corporation as of the record date for the Special Meeting was the group of holders of the Corporation’s common stock (“Common Stock”). As of the record date for the Special Meeting, there were 4,774,856 shares of Common Stock outstanding and 4,774,856 votes were entitled to be cast on the amendment.

(c)    At the Special Meeting, 3,948,592 votes were cast for the amendment, 48,832 votes abstained and 117,697 votes were cast against the amendment. This vote represented approval by approximately 82.70% of the total shares of Common Stock outstanding and entitled to be cast on the amendment.

(d)    The votes cast for the amendment were sufficient for approval of the amendment by the shareholders of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its duly authorized officer as of this 22nd day of March, 2017.

BAY BANKS OF VIRGINIA, INC.

By:	/s/ Randal R. Greene
Randal R. Greene
President and Chief Executive Officer

SCC ID:	04792735

[Signature Page to Articles of Amendment of Bay Banks of Virginia, Inc.]